EXHIBIT (g)

Consent of the Federal Republic of Germany

On behalf of the Federal Republic of Germany, I hereby consent to the making of the statements with respect to the Federal Republic of Germany included in the Annual Report on Form 18-K of Landwirtschaftliche Rentenbank for the year ended December 31, 2024, and to the incorporation by reference of such information in the Registration Statement under Schedule B (Registration No. 333-267652) of Landwirtschaftliche Rentenbank filed with the Securities and Exchange Commission of the United States of America.

May 9, 2025

Federal Republic of Germany

By:	/s/ Dr. Markus Hörmann
Dr. Markus Hörmann
Ministerialrat, Federal Ministry of \ Finance, Berlin